Exhibit 23.8

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

November 13, 2014

Nabors Red Lion Limited
515 W. Greens Road
Suite 1200
Houston, Texas 77067

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the incorporation by reference of our letter report dated February 8, 2013, containing our opinion on the proved reserves as of December 31, 2012, attributable to certain properties owned by Ramshorn Investments, Inc. in the Southern Miluveach Unit located on the North Slope of Alaska, in the Amendment No. 2 to the Registration Statement on Form S-4 (Registration No. 333-199004) of Nabors Red Lion Limited.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716